EXHIBIT 8.01

Our subsidiaries, each of which is incorporated under the laws of the Federative Republic of Brazil, are listed below.

Imobiliária Araucaria Ltda.

Imobiliária Cajueiro Ltda.

Imobiliária Ceibo Ltda.

Imobiliária Cremaq Ltda.

Imobiliária Engenho de Maracaju Ltda.

Imobiliária Flamboyant Ltda.

Imobiliária Mogno Ltda.

Jaborandi Agrícola Ltda.

Jaborandi Propiedades Agrícolas S.A.

FIM Guardian – Fundo de Investimento Multimercado Crédito o Privado Exclusivo Guardian – Guardian Multi Strategy (aka Hedge Fund) Private Debt Securities Exclusive Fund.

*	FIM Guardian is a opened-end investment fund, intended to receive applications exclusively from Brasilagro’s resources